Exhibit 99.1

Contacts:	Carl M. Mills QuickLogic Corporation Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Ann McMichael QuickLogic Corporation IR Manager (416) 497-8884 amcmichael@quicklogic.com

For Immediate Release

QUICKLOGIC CORPORATION ANNOUNCES SECOND
QUARTER FISCAL 2003 FINANCIAL RESULTS –
REVENUE INCREASES 27%

SUNNYVALE, Calif.—July 23, 2003—QuickLogic Corporation, (Nasdaq: QUIK), the inventor and pioneer of Embedded Standard Products (ESPs), today announced its financial results for the second quarter ended June 30, 2003.

Net revenue for the second quarter of 2003 was $10.6 million, up 27% from net revenue of $8.4 million in the second quarter of 2002, and up 13% sequentially compared to the first quarter of 2003. ESP products contributed 42% of revenue in the second quarter of 2003. The net loss for the second quarter was $24,000, or $0.00 per share, compared to a net loss of $3.1 million, or $0.13 per share, in the second quarter of 2002, and compared to a net loss of $1.6 million, or $0.07 per share, in the first quarter of 2003. Second quarter 2003 results included a $0.7 million gain on the sale of securities.

“Our total year-over-year revenue growth of 27% was driven by a 57% increase in our new products, which includes a 65% growth of Embedded Standard Product revenue,” said Tom Hart, Chairman, President and CEO. “We are very encouraged by the accelerating market acceptance of both our new and Embedded Standard Products.”

Conference Call

Our conference call will begin today at 2:30 p.m. PDT, and is being webcast by CCBN. The webcast can be accessed via QuickLogic’s website at www.quicklogic.com. For access to the live conference call, please call 1-800-901-5241 or International 1-617-786-2963 by 2:20 p.m. Pacific Time on July 23rd. You will need to reference the passcode 42189295.  A recording of the call will be available starting one hour after the completion of the call. To access the recording, please call 1-888-286-8010 or International 1-617-801-6888.  You will need to reference the passcode 67712261. Both the webcast and the call recording will be archived until August 7th, 2003.

About QuickLogic

QuickLogic Corporation (Nasdaq:QUIK) invented and pioneered the Embedded Standard Product (ESP) architecture, an innovation that delivers the guaranteed performance and lower cost of standard semiconductor products with the flexibility and time-to-market benefits of programmable logic. QuickLogic’s patented ViaLink® metal-to-metal interconnect technology is the foundation of the company’s ESP and FPGA product families.  Our ViaLink-based products provide customers with the unique combination of high performance and design security at very low power.  Founded in 1988, the company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information on the company and its products, please call QuickLogic at 408-990-4000 or visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to our earnings outlook, the market promise for embedded standard products, product lead times, and market conditions generally.  Actual results could differ materially from such forward-looking statements.  Factors that could cause actual results to differ materially include delays in the acceptance of the company’s ESPs, level of customer design activity, intense competition including the introduction of new products by competitors, ability to hire and retain qualified personnel, the ability to introduce new products based on advanced wafer technology, unforeseen changes in product demand or supply, and worsening general economic conditions.  These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic, the QuickLogic logo, ViaLink, QuickDSP, QuickPCI, QuickRAM, QuickSD, and QuickFC are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

QUICKLOGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2003	June 30, 2002	March 31, 2003	June 30, 2003	June 30, 2002

Revenue	$10,603	$8,360	$9,401	$20,004	$15,841
Cost of revenue	5,040	4,598	4,537	9,577	8,965
Gross profit	5,563	3,762	4,864	10,427	6,876

Operating expenses:
Research and development	2,420	3,391	2,328	4,748	6,668
Selling, general and administrative	3,842	3,764	4,135	7,977	7,397
Total operating expenses	6,262	7,155	6,463	12,725	14,065

Loss from operations	(699)	(3,393)	(1,599)	(2,298)	(7,189)

Interest expense	(55)	(8)	(61)	(116)	(18)
Interest income and other, net	34	256	26	60	357
Realized gain on sale of investment in Tower Semiconductor, Ltd.	696	—	—	696	—
Loss before taxes	(24)	(3,145)	(1,634)	(1,658)	(6,850)
Provision for income tax	—	—	—	—	—
Net loss	$(24)	$(3,145)	$(1,634)	$(1,658)	$(6,850)

NET LOSS PER SHARE:
Basic and diluted	$(0.00)	$(0.13)	$(0.07)	$(0.07)	$(0.30)

SHARES USED IN PER SHARE CALCULATIONS:
Basic and diluted	23,901	23,314	23,745	23,693	23,117

QUICKLOGIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2003	March 31, 2003	December 31, 2002 (1)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$24,065	$13,838	$13,001
Cash and cash equivalents, restricted	—	8,788	9,002
Accounts receivable, net	3,555	4,660	4,900
Inventories	7,586	7,221	7,876
Other current assets	1,876	1,951	2,281
Total current assets	37,082	36,458	37,060

Property and equipment, net	10,668	11,094	11,967
Investment in Tower Semiconductor, Ltd.	5,073	5,527	5,975
Other assets	6,431	6,468	7,129
Total assets	$59,254	$59,547	$62,131

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$3,165	$3,560	$3,013
Accrued liabilities	1,863	1,807	1,840
Deferred income on shipments to distributors	1,316	1,248	1,242
Current portion of long-term obligations	6,852	9,185	9,650
Total current liabilities	13,196	15,800	15,745
Long-term obligations	1,757	836	1,455
Total liabilities	14,953	16,636	17,200
STOCKHOLDERS’ EQUITY:
Common stock at par	24	24	24
Additional paid-in capital	151,650	151,198	151,198
Deferred compensation	(26)	(83)	(145)
Accumulated other comprehensive income (loss)	457	(448)	—
Accumulated deficit	(107,804)	(107,780)	(106,146)
Total stockholders’ equity	44,301	42,911	44,931
Total liabilities and stockholders’ equity	$59,254	$59,547	$62,131

(1)               Derived from the December 31, 2002 audited balance sheet included in the 2002 Annual Report on Form 10-K of QuickLogic Corporation.

QUICKLOGIC CORPORATION

SUPPLEMENTAL DATA

(Unaudited)

	Percent of Total Revenue			Change in Revenue
	Q2 2003	Q1 2003	Q2 2002	Q1 2003 to Q2 2003	Q2 2002 to Q2 2003
COMPOSITION OF REVENUE:

Revenue by product (1):
Mature products	29%	36%	43%	(10)%	(14)%
New products	71%	64%	57%	26%	57%
Embedded standard products	42%	42%	32%	14%	65%

Revenue by geography:
North America	37%	52%	58%	(20)%	(19)%
Europe	14%	16%	20%	3%	(6)%
Japan	14%	12%	14%	35%	25%
Rest of world	35%	20%	8%	90%	440%

Revenue by end-customer segment:
Computing	42%	27%	11%	81%	373%
Instrumentation and test	28%	32%	45%	—	(20)%
Datacom and telecom	15%	22%	20%	(25)%	(9)%
Graphics and imaging	4%	6%	8%	(27)%	(37)%
Military and aerospace systems	11%	13%	16%	(9)%	(13)%

(1)               Mature products include our pASIC1 and pASIC2 product families.  New products include our pASIC3, Eclipse FPGA, and Embedded Standard Product (“ESP”) product families.  Our embedded standard products include the QuickRAM™, QuickPCI™, QuickFC™, QuickDSP™, QuickSD™, QuickMIPS™, and V3 product families.